UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 12, 2018

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	81-5166048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

454 Satellite Boulevard, NW

Suite 100

Suwanee, Georgia 30024

(Address of Principal Executive Offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this Current Report on Form 8-K with respect to the Coverage Settlement Agreement (as defined below) is incorporated herein by reference in this Item 1.01.

Item 8.01Other Events.

As previously reported, AdCare Health Systems, Inc., which merged with and into Regional Health Properties Inc. (“Regional”) in September 2017, and certain of its wholly-owned subsidiaries (collectively with Regional, the “Company”) are defendants in, among other actions, 25 professional and general liability actions (the “underlying lawsuits”) commenced on behalf of former patients of the Company (the “Plaintiffs”) filed in the State of Arkansas by the same plaintiff attorney who represented the plaintiffs in the lawsuit captioned Amy Cleveland et al. v. APHR&R Nursing, LLC et al., filed on March 4, 2015 with the Circuit Court of Pulaski County, Arkansas, 16th Division, 6th Circuit and settled in December 2015.

On March 12, 2018, Regional entered into a separate mediation settlement agreement with respect to each underlying lawsuit (each, a “Mediation Settlement Agreement”), relating to the settlement in principle of such underlying lawsuit, subject to the satisfaction of certain specified conditions. Each Mediation Settlement Agreement provides for payment by Regional of a specified settlement amount (each, a “Settlement Sum”), which Settlement Sum with respect to each underlying lawsuit has been deposited into the mediator’s trust account. The settlement of each underlying lawsuit must be individually approved by the probate court, and the settlement of one underlying lawsuit is not conditioned upon receipt of the probate court’s approval with respect the settlement of any other underlying lawsuit. Upon the probate court approving, with respect to an underlying lawsuit, the settlement and an executed settlement and release agreement, the Settlement Sum with respect to such underlying lawsuit will be disbursed to the Plaintiff’s counsel. Under the settlement and release agreement with respect to an underlying lawsuit, the Company will be released from any and all claims arising out of the applicable Plaintiff’s care while the Plaintiff was a resident of one of the Company’s facilities, including, but not limited to, those related to the applicable underlying lawsuit.

In connection with a dispute between the Company and the Company’s former commercial liability insurance provider (“Former Insurer”) regarding, among other things, the Company’s insurance coverage with respect to the underlying lawsuits, Former Insurer filed a complaint in May 2016 against the Company seeking, among other things, a determination that Former Insurer had properly exhausted the limits of liability of certain of the Company’s insurance policies issued by Former Insurer (the “Policies”), and the Company subsequently filed a counterclaim against Former Insurer regarding such matters (collectively, the “Coverage Litigation”).  On March 12, 2018, Former Insurer and the Company entered into a settlement agreement (the “Coverage Settlement Agreement”), providing for, among other things, a settlement payment by Former Insurer (the “Insurance Settlement Amount”), the dismissal with prejudice of the Coverage Litigation, a customary release of claims by each of Former Insurer and the Company, and agreement that that Former Insurer has exhausted the Policies’ respective limits of liability and has no further obligations under the Policies. The Coverage Settlement Agreement became effective on March 12, 2018. Pursuant to the Coverage Settlement Agreement: (i) on March 16, 2018, Former Insurer deposited the Insurance Settlement Amount into the trust account of the mediator with respect to the underlying lawsuits; and (ii) Former Insurer and the Company will cause the Coverage Litigation, including the counterclaim, to be dismissed with prejudice no later than seven days after the date the Coverage Settlement Agreement became effective.

Assuming, and subject to, the approval by the probate court of the settlement of each of the underlying lawsuits and related matters, and the satisfaction of the other conditions with respect thereto, the Company will pay, net of the Insurance Settlement Amount, an aggregate of approximately $2.4 million in settlement of the underlying lawsuits.

The Company gives no assurance that probate court approval of the settlement of the underlying lawsuits will be obtained or the other conditions to such settlements satisfied, or that the underlying lawsuits will be settled on the terms described herein or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 16, 2018	REGIONAL HEALTH PROPERTIES, INC.

/s/ E. Clinton Cain
E. Clinton Cain
Interim Chief Financial Officer, Senior Vice President and Chief Accounting Officer

2